Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Manager and the Member of

CCO Holdings, LLC and CCO Holdings Capital Corp.:

We consent to the use of our report dated February 7, 2020, with respect to the consolidated balance sheets of CCO Holdings, LLC as of December 31, 2019 and 2018, the related consolidated statements of income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP

St. Louis, Missouri

December 7, 2020

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Charter Communications, Inc.:

We consent to the use of our report dated January 30, 2020, with respect to the consolidated balance sheets of Charter Communications, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ KPMG LLP

St. Louis, Missouri

December 7, 2020